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Pricing Supplement dated September 18, 1998              Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and            File No. 333-60913
Prospectus Supplement dated September 3, 1998)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Note - Floating Rate
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Principal Amount:  $123,000,000          Trade Date: September 18, 1998
Issue Price: See "Plan of Distribution" Original Issue Date: September 23, 1998 Initial Interest Rate: See "Additional Net Proceeds to Issuer: $123,000,000
                 Terms of the Notes"     Principal's Discount
Interest Payment Period: Monthly                  or Commission: 0.00%
Stated Maturity Date: September 23, 1999

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Calculation Agent: Merrill Lynch Capital Services, Inc.
Interest Calculation:
   [X]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
   [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
            (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
       [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal Funds Rate
       [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [x]  Telerate Page: 3750

   Initial Interest Reset Date: October 23, 1998   Spread (+/-): -.03%
   Interest Rate Reset Period: Monthly             Spread Multiplier:  N/A
   Interest Reset Dates:  23rd day of each month   Maximum Interest Rate: N/A
   Interest Payment Dates: 23rd day of each month  Minimum Interest Rate: N/A
     commencing October 23, 1998                   Index Maturity: 1 month
                                                   Index Currency: U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from                    to
   [X]  Actual/360 for the period from  September 23, 1998 to September 23, 1999
   [ ]  Other (see attached)                        to

Redemption:
   [X]The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage:    N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [x]The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:     %
Currency:
   Specified Currency:  U.S. dollars
      (If other than U.S. dollars, see attached)
   Minimum Denominations:
      (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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Merrill Lynch & Co.
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Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to LIBOR determined on September 21, 1998 minus .03%.

Plan of Distribution

          Under the terms of and subject to the conditions of a Distribution Agreement dated as of October 17, 1991, as amended (the "Agreement"), between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.